Exhibit 99.1

Drop-Down Assets

Abbreviated Financial Statements for the Nine Months Ended September 30, 2019

TABLE OF CONTENTS

Report of Independent Certified Public Accountants	1
Statement of Revenues and Direct Operating Expenses	2
Notes to Statement of Revenues and Direct Operating Expenses	3

Report of Independent Certified Public Accountants

The Board of Directors
Viper Energy Partners LP

We have audited the accompanying Statement of Revenues and Direct Operating Expenses of certain oil and gas properties (the "Statement") owned by subsidiaries of Diamondback Energy, Inc. ("Diamondback") and acquired by Viper Energy Partners LP (the "Partnership"), as further described in Note 1, for the nine months ended September 30, 2019 and the related notes to the Statement.
Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of this Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a Statement that is free from material misstatement, whether due to fraud or error.
Auditor’s responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of certain oil and gas properties owned by Diamondback for the nine months ended September 30, 2019 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of matter

As described in Note 2 to the Statement, the accompanying statement of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and are not intended to be a complete presentation of the results of operations of the oil and gas properties owned by Diamondback. Our opinion is not modified in respect to this matter.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
December 17, 2019

Drop-Down Assets
Statement of Revenues and Direct Operating Expenses

Nine Months Ended September 30, 2019
(In thousands)
Revenues:
Royalty income	$39,243

Direct operating expenses:
Production and ad valorem taxes	2,386

Revenues in excess of direct operating expenses	$36,857

See accompanying notes to statement of revenues and direct operating expenses.

Drop-Down Assets
Notes to Statement of Revenues and Direct Operating Expenses

1.    BACKGROUND INFORMATION

On October 1, 2019, Viper Energy Partners LP (the "Partnership") completed the acquisition of certain mineral and royalty interests (the "Drop-Down Assets") from subsidiaries of Diamondback Energy, Inc. ("Diamondback") for approximately 18.3 million of its newly-issued Class B units, approximately 18.3 million newly-issued units of Viper Energy Partners LLC (the "Operating Company") and $190.2 million in cash, after giving effect to closing adjustments for net title benefits (the "Drop-Down Acquisition"). Based on the volume weighted average sales price of the Partnership's common units for the ten trading-day period ended July 26, 2019 of $30.07, the transaction was valued at $740.2 million. The Drop-Down Assets represent approximately 5,490 net royalty acres across the Midland and Delaware Basins, of which over 95% are operated by Diamondback, and have an average net royalty interest of approximately 3.2%. The Drop-Down Assets are concentrated in Diamondback’s seven core operating areas, with the largest exposure to Spanish Trail North and Pecos County. The Partnership completed the Drop-Down Acquisition on October 1, 2019 and funded the cash portion of the purchase price for the Drop-Down Assets through a combination of cash on hand and borrowings under the Operating Company’s revolving credit facility. In connection with the closing of the Drop-Down Acquisition, the borrowing base under the Operating Company’s revolving credit facility was increased by $125.0 million to $725.0 million from $600.0 million.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement presents the revenues and direct operating expenses of the Drop-Down Assets for the nine months ended September 30, 2019.

The accompanying statement of revenues and direct operating expenses is presented on the accrual basis of accounting and was derived from the historical accounting records of Diamondback's interest in the assets. Such amounts may not be representative of future operations.

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America ("U.S. GAAP") are not presented as such information is not readily available on an individual property basis.

During the period presented, the Drop-Down Assets were not accounted for or operated as a separate division or entity by Diamondback. Accordingly, complete financial statements under U.S. GAAP are not available or practicable to produce for the Drop-Down Assets. The financial statement is not intended to be a complete presentation of the results of operations of the Drop-Down Assets and may not be representative of future operations as it does not include indirect general and administrative expenses; interest expense; depreciation, depletion and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with royalty revenues.

The historical statement of revenues and direct operating expenses of the Drop-Down Assets is presented in lieu of the financial statements required under Rule 3-05 of the Securities and Exchange Commission's (the "SEC") Regulation S-X.

Use of Estimates

Certain amounts included in or affecting the financial statement and related disclosures must be estimated by management, requiring certain assumptions to be made with respect to values or conditions that cannot be known with certainty at the time the financial statement is prepared.

Estimates are evaluated on an ongoing basis, using historical experience, consultation with experts and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from the estimates. The significant items subject to such estimates and assumptions include estimates of proved oil and natural gas reserves, certain production and ad valorem taxes and related present value estimates of future net cash flows therefrom.

Drop-Down Assets
Notes to Statement of Revenues and Direct Operating Expenses

Revenues

Royalty income represents the right to receive revenues from oil, natural gas and natural gas liquids sales obtained by the operator of the wells in which a royalty interest is owned. Royalty income is recognized at the point control of the product is transferred to the operator. Virtually all of the pricing provisions in contracts are tied to a market index.

Royalty income from oil, natural gas and natural gas liquids sales

Oil, natural gas and natural gas liquids sales contracts are generally structured whereby the producer of the properties in which a royalty interest is owned sells the proportionate share of oil, natural gas and natural gas liquids production to the purchaser and the percentage royalty is collected based on the revenue generated by the sale of the oil, natural gas and natural gas liquids. In this scenario, revenue is recognized when control transfers to the operator at the wellhead or at the gas processing facility based on the percentage ownership share of the revenue, net of any deductions for gathering and transportation.

Transaction price allocated to remaining performance obligations

The right to royalty income does not originate until production occurs and, therefore, is not considered to exist beyond each day’s production. Therefore, there are no remaining performance obligations under any of our royalty income contracts.

Contract balances

Under royalty income contracts, the right to receive royalty income from the producer vests once production has occurred, at which point payment is unconditional. Accordingly, the royalty income contracts do not give rise to contract assets or liabilities under Accounting Standards Codification 606.

Prior-period performance obligations

Revenue is recorded in the month production is delivered to the purchaser. However, settlement statements for certain natural gas and natural gas liquids sales may not be received for 30 to 90 days after the date production is delivered and, as a result, royalty income is required to be estimated based upon the owned interest. Differences are recorded between estimates and the actual amounts received for royalties in the month that payment is received from the producer. Management has existing internal controls for its revenue estimation process and related accruals, and any identified differences between its revenue estimates and actual revenue received historically have not been significant. For the nine months ended September 30, 2019, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material. Pricing provisions of oil, natural gas and natural gas liquids contracts are customary in the industry. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the royalties related to expected sales volumes and prices for those properties are estimated and recorded.

Direct Operating Expenses

Production taxes are paid on produced oil and natural gas based on a percentage of revenues from products sold at fixed rates established by federal, state or local taxing authorities. Where available, benefits from tax credits and exemptions in various taxing jurisdictions are realized. Ad valorem taxes are incurred in the counties where production is located. Ad valorem taxes are generally based on the valuation of oil and natural gas interests.

3.    SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 17, 2019, the date the accompanying financial statement was available to be issued, and concluded no events need to be reported during this period.

Drop-Down Assets
Notes to Statement of Revenues and Direct Operating Expenses

4.    SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS OPERATIONS (Unaudited)

Oil and Natural Gas Reserves

Proved oil and natural gas reserve estimates as of September 30, 2019 and December 31, 2018 were developed based on management estimates. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first-day-of-the-month prices.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

The estimated proved reserves and changes in estimated proved reserves are as follows:

	Oil (Bbls)	Natural Gas Liquids (Bbls)	Natural Gas (Mcf)
	(In thousands)
As of December 31, 2018	7,236	2,622	12,838
Extensions and discoveries	1,739	764	3,779
Revisions of previous estimates	230	276	435
Production	(703)	(195)	(1,072)
As of September 30, 2019	8,502	3,467	15,980

Proved Developed Reserves:
December 31, 2018	5,050	1,810	9,393
September 30, 2019	5,841	2,576	12,582

Proved Undeveloped Reserves:
December 31, 2018	2,186	812	3,445
September 30, 2019	2,661	891	3,398

Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.

During the nine months ended September 30, 2019, extensions and discoveries of 3,133 MBOE resulted primarily from the drilling of 45 new wells and from 30 new proved undeveloped locations added. The positive revisions of previous estimated quantities of 579 MBOE were primarily due to changes in type curves and realized prices.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is based on the unweighted average, first-day-of-the-month price. The projections should not be viewed as realistic estimates of future cash flows, nor should the “standardized measure” be interpreted as representing current value to the Drop-Down Assets. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may vary.

Drop-Down Assets
Notes to Statement of Revenues and Direct Operating Expenses

The following table sets forth the standardized measure of discounted future net cash flows attributable to the Drop-Down Assets' proved oil and natural gas reserves as of September 30, 2019 and December 31, 2018:

	September 30,	December 31,
	2019	2018
	(In thousands)
Future cash inflows	$516,810	$505,466
Future production taxes	(35,978)	(34,286)
Future income tax expense	(2,713)	(2,654)
Future net cash flows	478,119	468,526
10% discount to reflect timing of cash flows	(259,439)	(246,164)
Standardized measure of discounted future net cash flows	$218,680	$222,362

Principal changes in the standardized measure of discounted future net cash flows attributable to the Drop-Down Assets' proved reserves are as follows:

September 30,
2019
(In thousands)
Standardized measure of discounted future net cash flows at the beginning of the period	$222,362
Purchase of minerals in place	—
Sales of oil and natural gas, net of production costs	(37,250)
Extensions and discoveries	48,597
Net changes in prices and production costs	(35,475)
Revisions of previous quantity estimates	8,683
Net changes in income taxes	18
Accretion of discount	22,362
Net changes in timing of production and other	(10,617)
Standardized measure of discounted future net cash flows at the end of the period	$218,680